FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow 203-352-1026
	Media:	Chris Legentil 203-352-8793

WWE® Reports Record Second Quarter 2023 Results

Second Quarter 2023 Highlights

•

Revenue was $410.3 million, an increase of 25% and a quarterly record;  Operating income was $87.3 million, an increase of 26%; and Adjusted OIBDA[1] was $140.7 million, an increase of 54% and a quarterly record

•	Returned $9.8 million of capital to shareholders through dividend payments
•

Viewership for WWE’s weekly flagship programs, SmackDown and Raw, increased 26% and 19%, respectively, in the P18-49 demo, significantly outperforming overall broadcast and cable television, which both declined 12%

•	Each WWE premium live event (WrestleMania, Backlash and Night of Champions) set global unique viewership records with year-over-year increases of 29%, 34% and 45%, respectively
•

Live Events revenue increased 51% over the prior year period, reflecting continued strong demand for domestic and international events. North American Live Event average attendance was 9,870, an increase of 45% and a quarterly record

•

In July, Money in the Bank was held at The O2 in London. Money in the Bank was WWE’s highest-grossing arena event in company history. Money in the Bank also set new records for viewership, sponsorship revenue, merchandise revenue and social media activity

WWE and Endeavor Transaction Highlights

•

As previously disclosed, on April 3, 2023, WWE and Endeavor announced an agreement to combine WWE and UFC to form a new, publicly listed company. The new company will be named “TKO Group Holdings, Inc.”

•

As previously disclosed, in June 2023, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired. In addition, all required foreign regulatory approvals were obtained during the second quarter

•	The transaction is expected to close in the second half of 2023. The transaction is subject to the satisfaction of customary closing conditions

2023 Business Outlook2

•	The Company reaffirms its expectations for 2023, which target record revenue and an Adjusted OIBDA range of $395 to $410 million, which would be an all-time record

STAMFORD, Conn., August 2, 2023 – WWE (NYSE: WWE) today announced financial results for its second quarter ended June 30, 2023.

“We generated strong financial results in the quarter, highlighted by record quarterly revenue and Adjusted OIBDA. Operationally, we continue to effectively execute our strategy, including staging the most successful WrestleMania of all time in early April. WrestleMania, as well as our other premium live events such as Backlash,  Night of Champions and Money in the Bank all delivered record viewership.  Our weekly flagship programs, Raw, SmackDown and NXT, delivered strong double-digit growth in viewership, significantly outpacing overall industry performance,” said Nick Khan, WWE Chief Executive Officer. “Strategically, in early April, we entered into a historic agreement with Endeavor to combine WWE with UFC to create a one-of-a-kind global sports and entertainment company. We believe that bringing these two iconic and highly complementary brands together will allow us to create incremental value for our shareholders.”

Frank Riddick, WWE President & Chief Financial Officer, added “In the quarter, we exceeded the high end of our guidance. Adjusted OIBDA was $141 million on revenue of $410 million. Our financial performance was favorably impacted by a shift in the timing of the staging of a large-scale international event. Our results in the quarter also reflected strong consumer demand for our live events, which benefited performance across our various lines of business.”

Second-Quarter Consolidated Results

Revenue increased 25%, or $82.1 million, to  $410.3 million, primarily due to the timing of the staging of a large-scale international event, an increase in revenue related to the media rights fees for the Company’s premium live events and flagship weekly programming, and higher live events revenue.

Operating Income increased 26%, or $18.0 million, to  $87.3 million,  reflecting the increase in revenue partially offset by an increase in operating expenses. The increase in operating expenses primarily reflected an increase in content creation costs, including the timing of a large-scale international event, and the impact of certain costs related to the Company’s strategic alternatives review and recently announced agreement with Endeavor. (See the “WWE and Endeavor Transaction” discussion for further details.) The Company’s operating income margin remained flat at 21%.

Adjusted OIBDA increased 54%, or $49.2 million, to  $140.7 million. The Company’s Adjusted OIBDA margin increased to 34% from 28%.

Net Income was $52.0 million, or $0.67 per diluted share, an increase from $49.0 million, or $0.58 per diluted share, primarily reflecting the increase in operating performance partially offset by an increase in the Company’s effective tax rate.

Cash flows generated by operating activities were $77.0 million, an increase from $56.9 million, primarily due to higher net income and lower working capital requirements.

Free Cash Flow3 was $31.1 million, an increase of $21.7 million from $9.4 million, primarily due to the increase in cash flows generated by operating activities. For the three months ended June 30, 2023,  the Company incurred $31.7 million of capital expenditures related to its new headquarter facility. Excluding the capital expenditures related to the new headquarter facility, Free Cash Flow for the three months ended June 30, 2023 was $62.8 million.

Cash, cash equivalents and short-term investments were $523.8 million as of June 30, 2023. The Company currently estimates debt capacity under its revolving line of credit of $200 million.

Results by Operating Segment

The schedule below reflects WWE’s performance by operating segment (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net Revenue:
Media	$320.3	$243.1	$546.0	$521.2
Live Events	62.0	41.0	94.6	64.1
Consumer Products	28.0	44.1	67.3	76.3
Total Net Revenue	$410.3	$328.2	$707.9	$661.6

Operating Income (Loss):
Media	$107.3	$78.4	$180.9	$195.8
Live Events	33.1	13.2	39.2	15.2
Consumer Products	11.1	15.9	32.5	27.1
Corporate	(64.2)	(38.2)	(112.2)	(76.4)
Total Operating Income	$87.3	$69.3	$140.4	$161.7

Adjusted OIBDA:
Media	$126.1	$90.7	$213.9	$218.9
Live Events	34.5	13.8	41.5	16.6
Consumer Products	12.5	16.5	34.7	28.4
Corporate	(32.4)	(29.5)	(65.2)	(60.7)
Total Adjusted OIBDA	$140.7	$91.5	$224.9	$203.2

Media

Second-Quarter 2023

Revenue increased 32%, or $77.2 million, to  $320.3 million,  primarily due to the timing of a large-scale international event and, to a lesser extent, an increase in revenue related to the contractual escalation of media rights fees for the Company’s flagship weekly programming, Raw and SmackDown, and premium live events. During the quarter, approximately $7 million of incremental Network revenue was recorded as a result of a change in the premium live events calendar.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Media Revenue:
Network (a)	$80.1	$67.0	$131.5	$125.7
Core content rights fees (b)	154.8	148.5	308.7	287.6
Advertising and sponsorship (c)	18.9	17.9	34.5	37.7
Other (d)	66.5	9.7	71.3	70.2
Total Revenue	$320.3	$243.1	$546.0	$521.2
(a)	Network revenue consists primarily of license fees from the global distribution of WWE Network content associated with our licensed partner agreements.
(b)

Core content rights fees consist primarily of licensing revenue from the distribution of our flagship programs, Raw and SmackDown, as well as NXT programming, through global broadcast, pay television and digital platforms.

(c)

Advertising and sponsorship revenue within the Media segment consists primarily of advertising revenue from the Company’s content on third-party social media platforms and sponsorship fees from sponsors who promote products utilizing the Company’s media platforms, including promotion on the Company’s digital websites and on-air promotional media spots.

(d)

Other revenue within the Media segment reflects revenue from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming.

Operating income increased 37%, or $28.9 million, to $107.3 million, as the increase in revenue (as described above) was partially offset by an increase in operating expenses. The increase in operating expenses primarily reflected an increase in content creation costs, including the timing of a large-scale international event, as well as an increase in stock-based compensation.

Adjusted OIBDA increased 39%, or $35.4 million, to $126.1 million.

Live Events

Second-Quarter 2023

Revenue increased 51%, or $21.0 million, to $62.0 million,  primarily due to an increase in ticket sales, both domestically and internationally, and an increase in advertising and sponsorship revenue. There were 53 total ticketed live events in the current quarter, consisting of 43 events in North America and 10 events in international markets. Average attendance at the Company’s North America events was approximately 9,900. In the prior year period, the Company staged 59 total ticketed live events, consisting of 55 events in North America and 4 events in international markets. Average attendance at the Company’s North America events was approximately 6,800.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Live Events Revenue:
North American ticket sales	$40.3	$34.9	$70.5	$54.8
International ticket sales	6.4	2.2	6.4	2.2
Advertising and sponsorship (e)	8.8	1.6	9.8	2.7
Other (f)	6.5	2.3	7.9	4.4
Total Revenue	$62.0	$41.0	$94.6	$64.1

(e)

Advertising and sponsorship revenue within the Live Events segment consists primarily of fees from advertisers and sponsors that promote products utilizing the Company’s live events (i.e., presenting sponsor of fan engagement events and advertising signage at events).

(f)	Other revenue within the Live Events segment reflects revenue from the sale of travel packages associated with the Company’s global live events, and commissions earned through secondary ticketing.

Operating income increased 151%, or $19.9 million, to  $33.1 million, as a result of the increase in revenues (as described above) and relatively flat event-related expenses.

Adjusted OIBDA increased 150%, or $20.7 million, to $34.5 million.

Consumer Products

Second-Quarter 2023

Revenue decreased 37%, or $16.1 million, to $28.0 million, primarily reflecting a decrease in licensing and eCommerce revenue. Licensing revenue primarily reflected a decrease in video gaming and collectibles revenue. The year-over-year change in eCommerce revenue reflected the previously disclosed transition of our digital retail platform to Fanatics.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Consumer Products Revenue:
Consumer product licensing	$15.6	$22.6	$42.4	$42.6
eCommerce	4.6	12.9	8.4	20.6
Venue merchandise	7.8	8.6	16.5	13.1
Total Revenue	$28.0	$44.1	$67.3	$76.3

Operating income decreased 30%, or $4.8 million, to $11.1 million, primarily reflecting the decrease in revenue (as described above) partially offset by a decrease in operating expenses. The decrease in operating expenses was primarily due to lower expenses related to the transition of eCommerce operations to Fanatics.

Adjusted OIBDA decreased 24%, or $4.0 million, to $12.5 million.

2023 Business Outlook2

In February, the Company issued its outlook for 2023 Adjusted OIBDA. The Company reaffirms its expectations for 2023 Adjusted OIBDA in the range of $395 - $410 million, which would be an all-time record result. The Company also reaffirms its expectation to generate record revenue in 2023. This anticipated performance reflects an expected increase in media rights fees for the Company’s flagship weekly programming and premium live events, as well as a full live events touring schedule, including two large-scale international events, and an increase in advertising and sponsorship revenues. The Company anticipates that 2023 operating expenses will reflect an increase in costs to support the creation of content partially offset by a decline in eCommerce and venue merchandise expenses, as a result of the transition of the Company’s digital retail platform and venue merchandise business to Fanatics, as well as a decline in third-party original programming expenses, due to the timing of the production of premium WWE-themed series and specials.

Third Quarter 2023 Business Outlook2

The Company estimates third quarter 2023 Adjusted OIBDA of $75 - $85 million. The Company also anticipates that third quarter results will reflect a year-over-year decrease in revenue. The decrease in revenue primarily reflects an expected decline in revenue at the Consumer Products segment and a decline in third-party original programming revenue, due to the timing of the production of premium WWE-themed series.  The expected decline in Consumer Products revenue relates to the timing of revenue recorded as a result of the early termination of an agreement for our licensed collectibles, as well as the transition of the Company’s digital retail platform and venue merchandise business to Fanatics.

WWE and Endeavor Transaction

As previously disclosed, in January, Vincent K. McMahon, the Company’s Executive Chairman and shareholder with a controlling interest, along with WWE’s management team and Board of Directors, announced the intent to undertake a review of strategic alternatives with the goal of maximizing value for all WWE shareholders. On April 3, 2023, WWE and Endeavor Group Holdings, Inc. (“Endeavor”) announced an agreement to combine WWE and UFC to form a new, publicly listed company. The transaction is expected to close in the second half of 2023. The transaction is subject to the satisfaction of customary closing conditions. For the three and six months ended June 30, 2023, the Company’s consolidated pre-tax results included $18.8 million and $25.4 million, respectively, of expenses related to the strategic alternatives review and agreement with Endeavor.

Convertible Senior Notes

During the second quarter, the Company issued an aggregate of 8.5 million shares of its Class A common stock and paid approximately $4 million in cash, which represented the premium and accrued interest paid to investors, for approximately $211 million principal amount of its outstanding 3.375% Convertible Senior Notes due 2023 (the “Notes”). In connection with and following the issuance of the shares, the Company entered into agreements to terminate all of the convertible note hedge and warrant transactions that were previously entered into in connection with the issuance of the Notes. As a result of these terminations, the Company received net cash proceeds of approximately $51 million. For the three and six months ended June 30, 2023, the Company’s consolidated pre-tax results included a loss of $5.4 million associated with the cash premiums paid to investors in excess of the amount of cash or common stock issuable under the original terms of the Company’s convertible notes, as well as accrued interest and advisor fees incurred upon execution of the related conversions. As of June 30, 2023, an aggregate of approximately $4 million principal amount of the Notes remained outstanding.

Return of Capital to Shareholders

The Company returned $9.8 million of capital to shareholders in dividends in the second quarter of 2023.  There were no share repurchases under the Company’s existing stock repurchase program in the second quarter of 2023. Under the Company’s existing stock repurchase program, approximately 5.3 million shares have been repurchased to-date at an average price of $54.09 per share. As of June 30, 2023, the Company had $211 million available under its existing $500 million stock repurchase authorization. As a result of the transaction with Endeavor (see the “WWE and Endeavor Transaction” discussion for further details), the Company currently has no plans to resume the program.

Other Matters

During the three and six months ended June 30, 2023, the Company incurred $5.3 million and $7.1 million, respectively, of expenses related to costs incurred in connection with and/or arising from the investigation conducted by the Special Committee of members of the Company’s Board of Directors, related revisions to the Company’s financial statements and other related matters.  Mr. McMahon has agreed to review in good faith and reimburse the Company for all reasonable costs incurred in connection with and/or arising from the investigation conducted by the Special Committee, related revisions to the Company’s financial statements and other related matters. To date, Mr. McMahon has paid approximately $17.4 million to reimburse the Company for costs that have been incurred and paid by the Company. Please see the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q for further details and ongoing risks regarding this matter.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 8. A reconciliation of Operating Income to Adjusted OIBDA for the three and six-month periods ended June 30, 2023 and 2022 can be found in the Supplemental Information in this release on page 15.

(2)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks related to the consummation of the pending business combination with UFC in the expected timeline or at all; risks relating to the Special Committee investigation and related matters noted above; the impact of COVID-19 on WWE’s business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; WWE Network; uncertainties associated with international markets and risks inherent in large live events, and other risk factors disclosed in our annual report on Form 10-K for the year ended December 31, 2022. In addition, WWE is unable to provide a reconciliation of third quarter or full year 2023 guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required. See Supplemental Information in this release on page 16.

(3)

The definition of Free Cash Flow can be found in the Non-GAAP Measures section of the release on page 8. A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three and six-month periods ended June 30, 2023 and 2022 can be found in the Supplemental Information in this release on page 17.

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring items that management deems would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different from similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain non-recurring items that management deems would impact the comparability of results between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends.

Additional Information

As previously announced WWE will host a conference call at 8:30  a.m. ET on August 2, 2023, to discuss its second quarter 2023 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 6100232).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on August 2, 2023, at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, premium live events, digital media, and publishing platforms. WWE’s TV-PG programming can be seen in more than 1 billion homes worldwide in 25 languages through world-class distribution partners including NBCUniversal, FOX Sports, BT Sport, Sony India and Rogers. The award-winning WWE Network includes all premium live events, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network.

Additional information on WWE can be found at wwe.com and corporate.wwe.com.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding our outlook regarding future financial results, the impact of recent changes to management and our board of directors (the "Board"); the timing and outcome of the Company's media and other rights negotiations including major domestic programming licenses before their expirations through 2024; the Company's pending business combination with UFC, our plans to remediate identified material weaknesses in our disclosure control and procedures and our internal control over financial reporting, and regulatory, investigative or enforcement inquiries, subpoenas or demands arising from, related to, or in connection with these matters. The words "may," "will," “could," “anticipate," "plan," "continue," "project," "intend," "estimate," "believe," “expect," “outlook," "target," "goal,'' "guidance" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These statements relate to future possible events, as well as our plans, objectives, expectations and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or the performance by us to be materially different from expected future results or performance expressed or implied by any forward-looking statements.

These forward-looking statements are subject to uncertainties relating to, without limitation, the consummation of the pending business combination with UFC in the expected timeline or at all; diversion of management's time and attention due to the pending business combination with UFC; the availability of sufficient cash at the close of our transaction with UFC to distribute to shareholders of the new public company in line with current expectations; possible disruptions in our content delivery and online operations and our those of our business partners; privacy norms and regulations; our need to continue to develop creative and entertaining programs and events; our need to retain and continue to recruit key performers; the possibility of a decline in the popularity of our brand of sports entertainment; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and/or our inability to compete effectively, especially against competitors with greater financial resources or marketplace presence; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events; large public events as well as travel to and from such events; our expansion into new or complementary businesses, strategic investments and/or acquisitions; our accounts receivable; the construction and move to our new leased corporate and media production headquarters; litigation and other actions, investigations or proceedings; a change in the tax laws of key jurisdictions; inflationary pressures and interest rate changes; our indebtedness including our convertible notes; our potential failure to meet market expectations for our financial performance; our share repurchase program; the impact of actions by Mr. McMahon (our controlling shareholder, whose interests could conflict with those of our Class A common stockholders); the substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could cause our stock price to decline; and the volatility in trading prices of our Class A common stock. In addition. our dividend and share repurchases are dependent on a number of factors, including among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions, general economic and competitive conditions and such other factors as our Board may consider relevant.

Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements. For more information about risks and uncertainties associated with the Company's business, please refer to any documents filed, or to be filed, by the Company with the SEC, including, but not limited to, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of our annual reports on Form 10‑K and 10‑K/A and quarterly reports on Form 10‑Q/A and Form 10‑Q, and the “Questions and Answers About the Transactions” and “Risk Factors” sections of our Form S-4.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net revenues	$410.3	$328.2	$707.9	$661.6
Operating expenses	229.2	196.9	404.8	377.6
Marketing and selling expenses	25.2	20.1	41.6	38.5
General and administrative expenses	58.6	32.4	102.1	64.6
Depreciation and amortization	10.0	9.5	19.0	19.2
Operating income	87.3	69.3	140.4	161.7
Interest expense	4.9	4.7	9.2	11.0
Other (expense) income, net	(1.6)	(0.2)	0.9	0.1
Income before income taxes	80.8	64.4	132.1	150.8
Provision for income taxes	28.8	15.4	43.4	35.7
Net income	$52.0	$49.0	$88.7	$115.1

Earnings per share:
Basic	$0.67	$0.66	$1.16	$1.54
Diluted	$0.67	$0.58	$1.18	$1.35

Weighted average common shares outstanding:
Basic	77.9	74.3	76.2	74.5
Diluted	79.3	87.9	77.5	87.7
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.24	$0.24

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$317.7	$220.2
Short-term investments, net	206.1	258.5
Accounts receivable, net	161.9	112.4
Inventory	2.2	2.9
Prepaid expenses and other current assets	55.6	33.2
Total current assets	743.5	627.2
Property and equipment, net	372.4	329.1
Finance lease right-of-use assets, net	292.2	296.6
Operating lease right-of-use assets, net	14.2	16.3
Content production assets, net	10.9	16.5
Investment securities	12.0	11.8
Deferred income tax assets, net	38.4	45.6
Other assets, net	23.6	12.5
Total assets	$1,507.2	$1,355.6
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$0.5	$0.4
Finance lease liabilities	10.8	11.7
Operating lease liabilities	2.7	3.6
Convertible debt	4.3	214.1
Accounts payable and accrued expenses	129.3	122.9
Deferred revenues	49.3	79.8
Total current liabilities	196.9	432.5
Long-term debt	20.6	20.8
Finance lease liabilities	363.7	364.9
Operating lease liabilities	12.1	13.2
Other non-current liabilities	4.6	7.0
Total liabilities	597.9	838.4
Commitments and contingencies
Stockholders' equity:
Class A common stock	0.5	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	744.9	424.0
Accumulated other comprehensive income	1.3	0.2
Retained earnings	162.3	92.3
Total stockholders’ equity	909.3	517.2
Total liabilities and stockholders' equity	$1,507.2	$1,355.6

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022
OPERATING ACTIVITIES:
Net income	$88.7	$115.1
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of content production assets	13.0	16.9
Depreciation and amortization	21.0	23.8
Other amortization	5.5	6.6
Stock-based compensation	33.0	20.6
Benefit from deferred income taxes	6.9	(1.7)
Induced conversion expense related to convertible notes	5.4	—
Other non-cash adjustments	4.0	1.4
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	(50.2)	(10.3)
Inventory	0.6	3.5
Prepaid expenses and other assets	(19.9)	1.1
Content production assets	(7.3)	(19.9)
Accounts payable, accrued expenses and other liabilities	19.4	(2.6)
Deferred revenues	(30.5)	(3.8)
Net cash provided by operating activities	89.6	150.7
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(79.1)	(71.6)
Purchases of short-term investments	(87.1)	(188.8)
Proceeds from sales and maturities of investments	141.2	132.0
Purchase of investment securities	(0.2)	(0.1)
Other	—	4.3
Net cash used in investing activities	(25.2)	(124.2)
FINANCING ACTIVITIES:
Repayment of debt	(0.2)	(0.2)
Repayment of finance leases	(7.9)	(6.9)
Dividends paid	(18.7)	(17.8)
Net proceeds from partial unwind of convertible note hedge and warrants	49.1	—
Payment in settlement of convertible debt notes inducement	(5.4)	—
Proceeds from tenant improvement allowances	0.5	13.1
Proceeds from controlling stockholder contributions	17.4	—
Taxes paid related to net settlement upon vesting of equity awards	(3.1)	(0.6)
Proceeds from issuance of stock	1.4	1.2
Repurchase and retirement of common stock	—	(40.0)
Net cash provided by (used in) financing activities	33.1	(51.2)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	97.5	(24.7)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	220.2	134.8
CASH AND CASH EQUIVALENTS, END OF PERIOD	$317.7	$110.1
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$13.4	$28.2
Controlling stockholder contributions	$10.0	$2.7
Convertible notes exchanged for common stock	$210.7	$—

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2023				2022
	As Reported	Other Adjustments (1)	Loss on Inducement (2)	Adjusted	As Reported	Other Adjustments (1)	Adjusted
Operating income	$87.3	$24.1	$—	$111.4	$69.3	$1.7	$71.0
Interest expense	4.9	—	—	4.9	4.7	—	4.7
Other (expense) income, net	(1.6)	—	5.4	3.8	(0.2)	—	(0.2)
Income before taxes	80.8	24.1	5.4	110.3	64.4	1.7	66.1
Provision for income taxes	28.8	8.6	1.9	39.3	15.4	0.4	15.8
Net income	$52.0	$15.5	$3.5	$71.0	$49.0	$1.3	$50.3
Earnings per share - diluted	$0.67	$0.20	$0.04	$0.91	$0.58	$0.01	$0.59

	Six Months Ended June 30,
	2023				2022
	As Reported	Other Adjustments (1)	Loss on Inducement (2)	Adjusted	As Reported	Other Adjustments (1)	Adjusted
Operating income	$140.4	$32.5	$—	$172.9	$161.7	$1.7	$163.4
Interest expense	9.2	—	—	9.2	11.0	—	11.0
Other income, net	0.9	—	5.4	6.3	0.1	—	0.1
Income before taxes	132.1	32.5	5.4	170.0	150.8	1.7	152.5
Provision for income taxes	43.4	10.7	1.8	55.9	35.7	0.4	36.1
Net income	$88.7	$21.8	$3.6	$114.1	$115.1	$1.3	$116.4
Earnings per share - diluted	$1.18	$0.28	$0.05	$1.51	$1.35	$0.01	$1.36

(1)

During the three and six months ended June 30, 2023, the Company’s consolidated pre-tax results included $18.8 million and $25.4 million, respectively, of legal and professional fees associated with the Company’s strategic alternatives review and recently announced agreement with Endeavor, as well as $5.3 million and $7.1 million, respectively, of expenses related to costs incurred in connection with and/or arising from the investigation conducted by the Special Committee of members of the Company’s Board of Directors, related revisions to the Company’s financial statements and other related matters. During the three and six months ended June 30, 2022, the Company’s consolidated pre-tax results included $1.7 million of expenses related to costs incurred in connection with and/or arising from the investigation conducted by the Special Committee of members of the Company’s Board of Directors, related revisions to the Company’s financial statements and other related matters.

(2)

During the three and six months ended June 30, 2023, the Company’s consolidated pre-tax results included a loss on inducement of $5.4 million associated with the cash premiums paid to investors in excess of the amount of cash or common stock issuable under the original terms of the Company’s convertible notes, as well as accrued interest and advisor fees incurred upon execution of the related conversions.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2023
	Operating Income (Loss)	Depreciation & Amortization	Stock-based Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$107.3	$4.3	$14.5	$—	$126.1
Live Events	33.1	0.1	1.3	—	34.5
Consumer Products	11.1	—	1.4	—	12.5
Corporate	(64.2)	5.6	2.1	24.1	(32.4)
Total	$87.3	$10.0	$19.3	$24.1	$140.7

	Three Months Ended June 30, 2022
	Operating Income (Loss)	Depreciation & Amortization	Stock-based Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$78.4	$3.6	$8.7	$—	$90.7
Live Events	13.2	0.1	0.5	—	13.8
Consumer Products	15.9	—	0.6	—	16.5
Corporate	(38.2)	5.8	1.2	1.7	(29.5)
Total	$69.3	$9.5	$11.0	$1.7	$91.5

	Six Months Ended June 30, 2023
	Operating Income (Loss)	Depreciation & Amortization	Stock-based Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$180.9	$8.7	$24.3	$—	$213.9
Live Events	39.2	0.1	2.2	—	41.5
Consumer Products	32.5	0.1	2.1	—	34.7
Corporate	(112.2)	10.1	4.4	32.5	(65.2)
Total	$140.4	$19.0	$33.0	$32.5	$224.9

	Six Months Ended June 30, 2022
	Operating Income (Loss)	Depreciation & Amortization	Stock-based Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$195.8	$7.2	$15.9	$—	$218.9
Live Events	15.2	0.1	1.3	—	16.6
Consumer Products	27.1	0.1	1.2	—	28.4
Corporate	(76.4)	11.8	2.2	1.7	(60.7)
Total	$161.7	$19.2	$20.6	$1.7	$203.2

(1)

During the three and six months ended June 30, 2023, the Company’s consolidated pre-tax results included $18.8 million and $25.4 million, respectively, of legal and professional fees associated with the Company’s strategic alternatives review and recently announced agreement with Endeavor, as well as $5.3 million and $7.1 million, respectively, of expenses related to costs incurred in connection with and/or arising from the investigation conducted by the Special Committee of members of the Company’s Board of Directors, related revisions to the Company’s financial statements and other related matters. During the three and six months ended June 30, 2022, the Company’s consolidated pre-tax results included $1.7 million of expenses related to costs incurred in connection with and/or arising from the investigation conducted by the Special Committee of members of the Company’s Board of Directors, related revisions to the Company’s financial statements and other related matters.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q2 2023	Q2 2023 YTD	Q3 2023	FY 2023
Adjusted OIBDA	$140.7	$224.9	$75 - $85	$395 - $410
Depreciation & amortization (1)	(10.0)	(19.0)	—	—
Stock-based compensation (1)	(19.3)	(33.0)	—	—
Other operating income items (1)	(24.1)	(32.5)	—	—
Operating income (U.S. GAAP Basis)	$87.3	$140.4	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after June 30, 2023 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$77.0	$56.9	$89.6	$150.7
Less cash used for capital expenditures:
Purchases of property and equipment and other assets (1)	(45.9)	(47.5)	(79.1)	(71.6)
Free Cash Flow (1)	$31.1	$9.4	$10.5	$79.1

(1)

Purchases of property and equipment and other assets includes $31.7 million and $42.4 million of capital expenditures related to the Company’s new headquarter facility for the three months ended June 30, 2023 and 2022, respectively. Excluding the capital expenditures related to the Company’s new headquarter facility, Free Cash Flow was $62.8 million and $51.8 million for the three months ended June 30, 2023 and 2022, respectively. Purchases of property and equipment and other assets includes $61.3 million and $55.5 million of capital expenditures related to the Company’s new headquarter facility for the six months ended June 30, 2023 and 2022, respectively. Excluding the capital expenditures related to the Company’s new headquarter facility, Free Cash Flow was $71.8 million and $134.6 million for the six months ended June 30, 2023 and 2022, respectively. The Company received $10.8 million and $13.1 million related to tenant improvement allowances associated with construction of its new headquarter facility for the three and six months ended June 30, 2022, respectively. These tenant improvement allowances are included as a component of Net Cash Used in Financing Activities within our Consolidated Statements of Cash Flows and therefore excluded from Free Cash Flow.